Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 12, 2024, with respect to our audits of the consolidated financial statements of reAlpha Tech Corp. and Subsidiaries as of December 31, 2023, April 30, 2023 and 2022 and for the eight-month period ended December 31, 2023 and the years ended April 30, 2023 and 2022, which report appears by reference in the Prospectus, which is part of this Registration Statement.

We further consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

November 15, 2024